Exhibit 10.5

Founders Agreement

Drawn up on December 21, 2021

between	Rani Zim Holdings (Pty.) Ltd. Co. No: 514188309 of 9 Bareket St., Petach Tikva (hereinafter: “Zim”) the First Party;
and:	Brenmiller Energy Ltd. Pub, Co. No: 514720374 of 13 Amal St., Rosh Ha’ayin (hereinafter: “Brenmiller”) the Second Party;
and:	Yolan Properties and Investments (Pty.) Ltd. Co. No: 512713603 of 9 Bareket St., Petach Tikva (hereinafter: “Yolan”) the Third Party;
and:	Yoram Cohen ID No: 22107098 of 48 Medinat HaYehudim St., Herzliya (hereinafter: “Yoram”) the Fourth Party (and all together, the “Parties”);

Whereas:	The Parties wish to establish a private company that will deal in any and all legal business;
and whereas:

The Parties wish to arrange the legal, managerial and economic relationship between the Parties, in every aspect relating to the Company, its establishment, management, the financing of its operations and etc., as detailed in this Agreement below;

Therefore, the Parties have agreed upon, declared and conditioned the following:

1.	General

1.1	The preamble to this Agreement and any of its Appendices constitute an integral part of this Agreement.

1.2	The headings of the sections and the division of this Agreement into sections and subsections have been made for convenience purposes and orientation only and should not be used for the interpretation purposes.

1.3	In this Agreement statements in the singular usage are good for the plural usage and vice versa, statements in the male gender are good for the female gender and vice versa, all according to the matter, unless otherwise stated explicitly.

1.4	Any reference to the “law” or a provisions in the “law” in this Agreement are referrals to the law or provisions as amended or replaced.

1.5	Any use of the word “including” or the words “this includes” in this Agreement means “including but not limited to.”

2.	Definitions

The following terms shall have the meanings stated next to them in this Agreement unless the context of things requires otherwise.

“The Company”	The Company that will be incorporated pursuant to the provisions in Section 4 of this Agreement.
“The Company’s operations”	Any legal business and particularly in the fields of energy storage and/or reduction of emissions in energy production.

“Confidential information”	Any information, whether written or oral or on any other media, relating to any of the Parties, their businesses, operations and Shareholders, including any information relating to and/or subject to and/or deriving from this Agreement and/or relating to the Company, apart from: (1) information that had become public knowledge prior to the date of signing this Agreement; (2) information that became public knowledge after the date of signing this Agreement other than due to a breach of the obligation of confidentiality of a Party, who is subject to the obligation of confidentiality; (3) information that was known to a Party that is subject to the obligation of confidentiality prior to the date of signing this Agreement, apart from information that he received and the recipient Party knew that he is subject to the obligation of confidentiality or in contradiction to the obligation of confidentiality or (4) information that the disclosure of which is required pursuant to instructions in the law, or pursuant to the rules of the stock exchange that apply to any of the Parties.

“Clean and free”; “clean and free” [in the plural] or any other inflection of the term	Clean and free of any encumbrance, lien, attachment, levy, debt, pledge, claim, preferential right, pre-emptive rights, right of refusal, right of first offer, participation rights, options, anti-dilution rights, blocking arrangements, or any right or claim of any other or additional third-party whatsoever, of any kind and type whatsoever.

This “The Companies Law”	The Companies Law, 5759 – 1999.

“The Securities Law”	The Securities Law, 5728 – 1968.

“Full dilution”	A theoretic calculation, pursuant to which – options for acquiring shares, including options for directors, employees and service providers, warrants, debts convertible into shares, securities convertible into shares and any other right relating to acquiring or receiving securities (whether for a consideration or not) – were actually converted into shares. To obviate any doubt, the term, full dilution, will also include any right of a Shareholder, holder of other securities or any other entity to receive compensation or indemnification by way of an allocation of shares (whether by virtue of anti-dilution arrangements or by virtue of any other agreement, (which includes an agreement for allocation or sale of shares and indemnification sections that could derive from it).

3.	The Parties Affidavits

The Parties hereby declare and undertake the following:

3.1	To the best of their knowledge there is no information relevant to this Agreement that the content of which was not furnished to the any other Party.

3.2	That they have the means, know-how, experience, qualifications and professionalism necessary for the purposes of executing all their commitments pursuant to the Agreement.

3.3	There is no contractual and/or legal and/or other impediment to engaging in this Agreement and/or to executing their commitments pursuant to and in accordance with the conditions and dates specified herein.

4.	The Company – Its Establishment and Registration

4.1	Soon after signing this Agreement, the Parties will adopt all the mandatory measures for registering the Company pursuant to the Incorporation Documents attached to this Agreement as Appendix “4.1”.

4.2	The Company’s registered capital shall be NIS 10,000, divided into 10,000 Ordinary Shares each with a par value of NIS 1.

4.3	1,000 Ordinary Shares will be allocated to the Shareholders out of the Ordinary Share capital.

4.4	The shareholders of the Company shall be (together the “Shareholders”):

4.4.1	Zim – 450 Ordinary Shares that constitute 45% of the Company’s issued and paid-up share capital.

4.4.2	Brenmiller – 450 Ordinary Shares that constitute 45% of the Company’s issued and paid-up share capital.

4.4.3	Yolan – 50 Ordinary Shares that constitute 5% of the Company’s issued and paid-up share capital.

4.4.4	Yoram – 50 Ordinary Shares that constitute 5% of the Company’s issued and paid-up share capital.

It must be clarified that, if Yoram decides to resign his function as the Company CEO, as provided in Section 5.5 below, by December 15, 2022 (and provides a written notice of such decision), then his shares will be transferred to the Shareholders as of the date of signing this Agreement and as detailed in Sections 4.4.1 – 4.4.3 above) proportionately, without any consideration.

4.5	The Initial Directors of the Company shall be:

4.5.1	Mr. Rani Zim on behalf of Zim.

4.5.2	Mr. Yoav Kaplan on behalf of Zim.

4.5.3	Mr. Walker Gilad on behalf of Brenmiller.

4.5.4	Mr. Doron Brenmiller on behalf of Brenmiller.

4.5.5	Mr. Yoram Cohen.

4.6	The name of the Company shall be – Rani Zim Energy Storage Ltd. – or any other name upon which the Parties shall agree and that shall be approved by the Registrar of Companies.

4.7	The Parties hereby declare that any written instruction in the Company’s incorporation documents that contradict any of the instructions of this Agreement shall be deemed to be null and void with respect to the relationship between the Parties to this Agreement. In the event of a contradiction between any of the incorporation documents of the Company and the provisions in this Agreement, the provisions in this Agreement shall prevail in all aspects related to the Parties, and the Parties undertake to change the incorporation documents in such manner that is compatible with the provisions in this Agreement.

5.	The Management, Regular Operations of the Company and Functions of the Parties to the Agreement

General Meeting

5.1	The general meeting of the Company’s Shareholders must be convened at least once a year and its powers shall be as detailed in the law. The Company’s General Meeting shall be entitled to be convened telephonically or to adopt Resolutions in writing, provided that all the Shareholders have agreed to adopt the Resolution in writing as aforementioned (the “General Meeting”).

5.2	The voting power of the Parties at the General Meeting shall be calculated pursuant to their proportionate shareholding of the Company’s shares pursuant to the holdings rate.

The Company’s Board of Directors

5.3	Zim and Brenmiller shall be entitled to appoint and dismiss two directors on behalf of each of them. In addition, any Shareholder and/or Shareholders who holds/hold 20% or more of the Company’s issued and paid-up share capital shall be entitled to appoint one director on his/their behalf for each 20% of their holdings, and to terminate his tenure and to replace him with another. The appointment and dismissal of directors shall be via written notice of the Shareholder/Shareholders that is/are entitled to appoint them to the Company’s Board of Directors, as aforementioned. In addition to the aforementioned appointments, Zim and Brenmiller have agreed that, by virtue of their joint holdings, Yoram Cohen will be appointed as a director in the Company, and the Company’s Board of Directors will appoint 5 members when establishing the Company.

5.4	[Reserved]

5.5	The day-to-day management of the Company will be conducted through the Company Chief Executive Officer (“CEO”), who shall be subordinate to the Company Board of Directors. Mr. Yoram Cohen shall serve as the Company CEO.

5.6	Unless otherwise stated explicitly, all the Resolutions at the General Meeting of the Company’s Shareholders shall be adopted by a regular majority and all Resolutions in the Board of Directors shall be adopted by majority of at least 4 directors, whereas the chair of the Shareholders’ meeting and the chair of the Board of Directors shall not have an additional vote or right of “veto.”

General

5.7	The Company will keep books as is conventional in businesses similar to that of the Company and pursuant to the generally accepted accounting principles.

5.8	The Company’s books, correspondence, papers and documents that belong to the Company or relate to its interests, shall be kept at the Company’s principal business location, which shall be at the Company’s offices and, any Party to this Agreement can review and examine them, whether himself or via a representative on his behalf, who is an accountant and/or an Attorney at Law.

5.9	Service providers to the Company will be appointed by the Company CEO (pursuant to the work plan that will be approved by the Company’s Board of Directors).

5.10	[Reserved]

5.11	[Reserved]

5.12	Zim will provide a bookkeeping system, regular legal consultation, financial management services, and office services at the Company’s disposal and at its expense (pursuant to the cost to be established and agreed upon as a part of the immediate work program).

5.13	Brenmiller will provide engineers on its behalf at the Company’s disposal and at its expense (pursuant to the cost to be established and agreed upon as a part of the immediate work program).

5.14	The Company will recruit additional employees as necessary.

5.15	No management fees will be paid to any of the Shareholders and directors, unless established otherwise in this Agreement and/or in a written Resolution of the Company’s Shareholders.

5.16	The signatory rights in the Company shall be pursuant to a Board of Directors’ Resolutions as shall be from time to time.

6.	Financing the Company’s Operations and Earnings Distribution

6.1	Financing the Company’s operation shall be on the basis of providing owners’ loans that bear linked annual interest of 5% (five percent) to be extended by Zim, Brenmiller and Yolan only pursuant to their proportionate share in the Company’s capital for the purposes of financing equity capital and, in relation to the balance of the capital necessary for the Company’s operations, via credits and/or loans to be taken from banks and third parties against encumbering its assets and/or against collateral that the Company will provide and/or against the allocation of the Company’s Ordinary Shares, subject to the adoption of suitable resolutions by the Company’s competent organs, pursuant to the Company’s Articles of Association. Yoram will not be required to extend owners loans / equity capital /guarantees or collateral for credit that the Company shall take and the Parties (Zim, Brenmiller and Yolan) will provide the capital necessary for the operations and he will not be diluted for such action. If any of the other Parties are unable or choose not to extend their share capital, the Parties will discuss this subject of extending capital in his stead, at an interest rate to be agreed upon between the Parties.

6.2	It has been agreed that, in the initial stage, the Parties (Zim, Brenmiller and Yolan) will provide total equity capital of NIS 500,000 immediately, each pursuant to his share, including for Yoram Cohen’s share. Within 3 months from the date of signing this Agreement an annual work plan will be presented to the Company and the Parties will provide additional equity capital necessary pursuant to the annual plan as aforementioned, pursuant to the mechanisms established in Section 6.1 above.

6.3	With respect to the relationship between the Parties and themselves, there shall not be any mutual guarantee and collateral for complying with the financial commitments deriving from this Agreement and each Party is separately liable for complying with the financial commitments.

6.4	The Parties shall be entitled to finance the Company’s operations through a loan from a financial institution.

6.5	It has been agreed that, prior to any dividend distribution whatsoever and/or executing any other distribution, the Company shall repay the to the Shareholders the owners’ loans, which they extended to the Company.

6.6	Dividend distributions to the Shareholders, after repaying all the owners’ loans as aforementioned, must be executed pursuant to the following mechanism: 50% (fifty percent) of the earnings available for distribution must be distributed as a dividend, provided that a sum sufficient for complying with the financial commitments remains in the bank account for the six-month period commencing after the date of the dividend distribution. Should there be any dispute regarding this matter, the dispute will be resolved by a decision of the Company’s Accountant.

6.7	If the Company shall be in the red and, it has been resolved to dissolve it, each of the Shareholders Zim and Brenmiller must provide its share in the Company’s dissolution expenses.

7.	Protection of the Company’s Businesses

Each of the Parties undertakes to maintain all the confidential information that he received and/or shall receive from another party in relation to this Agreement and/or the negotiations for signing it, not to make any use whatsoever of it and not to exploit it other than for the purposes of executing an engagement related to this Agreement and not to transfer it to any third party whatsoever. This commitment shall apply without any time restriction. To obviate any doubt, the aforementioned contains nothing to prevent Brenmiller from continuing its commercial operations, including in the Company’s operational fields, without any restriction.

8.	Share Transfers

8.1	The sale and/or transfer of shares in the Company must be undertaken subject to the following conditions and the “the right of first refusal” mechanism and the “the right to tag along” mechanism:

Any transfer of shares must be executed in writing (hereinafter – “a share transfer deed”) in the conventional and customary format for this matter, which must be furnished to the Company together with the transferred shares certificates, should any have been issued. The share transfer deeds must be signed by the transferor and transferee and the transferor shall be deemed to remain as a shareholder until registering the transferee’s name in the Company’s Shareholders’ Register in relation to the transferred share.

The Company’s shares may not be transferred to minors, a bankrupt person or the legally incapacitated.

8.2	In any event, the Shareholders shall not be entitled to transfer their shares to any third party whatsoever, for a consideration or not, and shall be prevented from executing any other disposition, including by a pledge, unless they have received the Board of Directors’ prior written consent, which shall not be withheld such consent for the transfer, if it is executed pursuant to the provisions in this Agreement, other than for reasonable reasons which must be detailed in writing in the Board’s decision. A transfer of shares within any of the corporations of any Party shall be possible, without the Board of Directors approved consent as well as regarding to recruiting investors of any of the Parties.

Right of First Refusal

8.3	Each Shareholder in the Company shall have the right of first refusal for acquiring the Company’s shares offered for sale by any of the Company’s Shareholders to any third party. This is pursuant to the following conditions:

8.4	A Party to this Agreement who requests selling and/or transferring all or some of his shares in the Company to a third party, (hereinafter “the Offeror”), must offer the shares that he wishes to sell (hereinafter “the Offered Shares”), to the other Parties to this Agreement (hereinafter “the Offerees”), at the price and under the terms of payment as offered him by a third-party, a willing buyer in the free market and in good faith (hereinafter “Third Party”), pursuant to the following instructions:

8.4.1	The Offeror must inform the Offerees, in a registered letter to be sent to the Company and the Shareholders, of his wish to sell his shares or any part thereof and in which he must detail, in an affidavit, the number of shares offered, their class, the sum requested for the Offered Shares, the terms of payment, the name of the intended buyer and any other material condition in the engagement pursuant to which the Offeror intends transferring the Offered Shares to the intended buyer (hereinafter the “Offer Letter”). The offer is irrevocable until the termination of the date on which the other Shareholders are entitled to accept the offer as detailed below.

8.4.2	Within thirty (30) business days from the date of receiving the Offer Letter, the Offerees, or any of them, must give notice in a registered letter to be sent to both the Offeror and the Company as to whether they are interested in acquiring the shares (hereinafter the “Expiration Date of the Right of First Refusal”). A Shareholder who failed to send notice within the Expiration Date of the Right of First Refusal shall be deemed as having waived his right to acquire his share in the Offered Shares.

8.4.3	On receipt of the agreement of the Offerees, or any of them to acquire all the offered shares at the price, on the date and under the terms of payment as detailed by the Offeror in the Offer Letter, the Offeror shall be bound to sell the Offered Shares at the price and under the terms established in the offer within 30 business days from the date of receiving the consent of the Offerees or any of them.

8.4.4	If a notice of exercise is given by more than one Offeree, the Offered Shares must be sold to the Offerees in a division pursuant to the proportion of their holdings in the paid-up share capital divided by the total number of paid up shares held by the Offerees who gave notice of their wish to acquire the Offered Shares.

8.4.5	If no agreement was given by the Offerees to acquire the Offered Shares under the conditions in the Offer Letter, the Offeror shall be entitled to sell the Offered Shares to the Third Party, provided that the sale is executed within 40 business days from the date of the Expiration Date of the Right of First Refusal and that the sale is executed pursuant to the conditions specified in the Offer Letter without any change or waiver and provided that the Third Party does not compete with the Company’s businesses. If the Offeror fails to sell the Offered Shares under the conditions present in the Offer Letter within 40 business days, as aforementioned, or the Offeror asks to amend or change the conditions in the Offer Letter within the aforementioned period, the aforementioned instructions of the right of first refusal shall apply again.

8.4.6	In any event, no Party to this Agreement shall be entitled to transfer his rights or any part thereof to a person who has a criminal record as this term is defined in the Law of Return or to a company under the control of such a person without the consent of the other Shareholders.

8.5	The instructions of the right of first refusal shall not apply to a sale and/or transfer, whether for a consideration or not, to a corporation that holds 100% of the Transferor’s shares and/or to a corporation in which 100% of the shares are held by the Transferor and/or by a Shareholder in the Transferor (hereinafter the “Affiliated Transferee”). To obviate any doubt, it must be clarified that the instructions of the right of first refusal shall apply to any sale or transfer that the Affiliated Transferee wishes to execute unless the Affiliated Transferee shall transfer his shares to an additional Affiliated Transferee, when these instructions shall apply to this Affiliated Transferee as well. For clarification purposes – Yoav Kaplan or companies under his control shall, in this regard, be an Affiliated Transferee with Zim and/or anyone on its behalf.

8.6	A prerequisite for transferring shares, whether to an Affiliated Transferee or to Third Party acquirer, or to any other Transferee, is furnishing a document to the Company in which the Transferee undertakes to accept and comply with the provisions in this Agreement and the instructions in the Company’s Articles of Association. As long as the Transferee has not accepted his commitments pursuant to this Agreement and the Company’s Articles of Association in writing, including his commitments pursuant to this section and the obligation of giving the right of first refusal, the transfer of the shares to the Transferee shall not be approved and he shall not be deemed to be a Shareholder in the Company.

Tagalong Right

8.7	Without derogating from or prejudicing the provisions in Sections 8.1-8.4 above and subject to their content, if an Offer Letter is sent pursuant to the aforementioned sections, up to the date of Expiration Date of the Right of First Refusal (as defined above), the Offerees shall be entitled to inform the Offeror that they wish to tagalong in the aforementioned sale together with the Offeror in a proportionate part of the sale, in the same proportion of the Shareholders’ share in the Company’s issued capital, according to the matter, under the same conditions as detailed in the Offer Letter.

8.8	If only some of the Offerees gave notice of their wish to tagalong in the sale, the selling party must include those Offerees in the sale.

8.9	Should the Offerees or any of them give notice that they are not interested in tagging along in the sale as aforementioned or did not reply to the Offeror at all within the date specified in Section 8.4.2 above, the Offeror shall be entitled to sell and transfer the shares to the buyer (together with the Offerees who participated in the sale, should there be any) under the conditions as detailed in the Offer Letter, within 40 business days from the date of the Expiration Date of the Right of First Refusal.

8.10	If the Offeror did not sell the Offered Shares to a Third Party within 40 business days from the date of the Expiration Date of the Right of First Refusal, under the conditions detailed in the Offer Letter and as provided in Section 8.4.5, the provisions in Sections 8.7-8.9 above will apply again.

8.11	The provisions in Sections 8.7-8.9 above shall not apply to transfers to an Affiliated Transferee as defined in Section 8.5 above. To obviate any doubt, it is hereby clarified that the provisions in the aforementioned sections shall apply to any sales and/or transfer that an Affiliated Transferee wishes to execute unless the Affiliated Transferee transfers his shares to another Affiliated Transferee.

9.	Insolvency of any of the Parties

If any of the Parties shall, at any time, be bankrupt or subject to litigation of dissolution and such status is not canceled within 45 days thereafter, the other Parties shall have the first right (but not obligation), subject to law, to acquire his share in the Company or any part thereof. The consideration to be paid to the insolvent party against receipt of his share in the Company shall be pursuant to the valuation executed by an external entity with the deduction of 10%, to the extent that this is possible pursuant to the provisions of the law and/or the relevant judicial level.

10.	The Separation Mechanism

10.1	At any time in which the Parties have reached a deadlock, the Parties and/or any of them can activate the mechanism detailed below which would enable separation between the Parties. In such an event, a Shareholder can inform the other Shareholders of his wish to implement a “by me by you” procedure in writing (hereinafter “BMBY Mechanism”) at the end of which he would acquire and/or sell his shares in the Company as follows:

In any event as aforementioned, Yoram or Yolan shall be able to choose to join any of the other Parties and to acquire according to their proportionate share together with the party to which they will join.

10.2	Within 21 days from receipt of the written notice, as aforementioned, regarding a Shareholder’s wish to implement the BMBY Mechanism or on any other date upon which it shall be agreed otherwise in writing, the Parties must meet at any location agreed upon between them and, according to his wish, each must submit a signed envelope to an entity to be defined as the coordinator of the process, in which the offer of each Shareholder, respectively to acquire the shares of the other Shareholder/Shareholders (in this section hereinafter in this section, “The Offer”).

10.3	Each offer must comply with the following conditions:

10.3.1	The Offer shall be at a final price that must be paid simultaneously and against transferring the shares of the other Shareholder/Shareholders. No offer for payment of the consideration for the shares in installments will be accepted.

10.3.2	The Offer must reflect the sale of the shares in an as-is condition out of an in-depth familiarity of each Party with the Company, its financial status and its liabilities with each Party fully and finally waiving, vis-à-vis, the second Party in relation to any claim and special demand etc., allegation and/or contention that should arise, vis-à-vis, him and/or, vis-à-vis, the Company except for concealing information from the second Party and/or an action in bad faith and apart from any exemption prohibited by law (such as breach of the obligation of trust).

10.3.3	The Offer must be unconditional and without any stipulation for executing any services whatsoever of the selling Shareholder, vis-à-vis, the Company after executing the sale.

10.3.4	Each Shareholder must bear the tax imposed on him pursuant to the law as a result of the sale, should any apply.

10.3.5	Should any offer of any of the Shareholders not comply with these instructions, the second offer, should there be any, shall be the winning offer in the BMBY Mechanism.

10.3.6	The envelopes containing The Offers must be opened in the presence of representatives of all the relevant Shareholders, and the Shareholder who offered the highest price for the shares of the other Shareholder/shareholders, must acquire the shares of the other Shareholders pursuant to the conditions in The Offer that they submitted. If there are identical offers, the Parties must submit an additional offer at the same time in the aforementioned manner and repeat this until one of The Offers shall be at a higher price (hereinafter the “Winner”).

10.3.7	The transaction must be completed within 21 business days from the date of opening the envelopes as aforementioned. The Shareholders must meet at the winning Shareholder’s offices and furnish share transfer deeds respectively, when they are free and clean of any encumbrance and/or attachment and/or third-party rights whatsoever, against receipt of the acquisition sum in a banker’s check to be provided by the acquiring Shareholder at the same time.

11.	The Applicable Law and Judicial Competence

11.1	The laws of the State of Israel, including the Contracts (Remedies in view of Breach of Contract) Law, 5731 – 1970, shall apply to this Agreement.

11.2	Mediation, Compromise and Arbitration

11.2.1	In the event of any dispute and/or conflict regarding the execution, interpretation, incidence, validity, compliance to and breach of this Agreement and/or regarding the Company and/or the dissolution of the Company (hereinafter “Legal Dispute”), the Parties must attempt to settle the argument themselves and/or through their representatives, via attempts at mediation, compromise and to settle the dispute among them not through litigation.

11.2.2	If no agreement among the Parties is attained using the aforementioned mediation proceedings within 45 (forty-five) business days from the date on which the Party interested in settling the dispute approached the other Party, the dispute must be brought for a decision by a single Arbitrator to be appointed with the agreement of the Parties.

11.2.3	In the absence of any agreement between the Parties regarding the identity of the Arbitrator as aforementioned, within 14 (fourteen) days the commencement of which is from the termination of the preceding 14 (fourteen) days, each Party is entitled to approach the President of the Israeli Institute for Business Arbitration (of the Association of Chambers of Commerce) in order to appoint an Arbitrator.

11.2.4	The Arbitrator shall be subject to the provisions of substantial Israeli law but not to the provisions regarding the customary procedures and the laws of evidence.

11.2.5	Without derogating from the aforementioned generality, the Arbitrator shall be entitled to instruct the Parties to adopt any action regarding the Company as he deems fit, including regarding its dissolution and/or the manner in which its assets will be distributed and, to this purpose, the Arbitrator shall also be competent to instruct the Parties to convene a General Meeting and to vote as shall be established and the Parties undertake to act pursuant to the Arbitrator’s instructions.

11.2.6	The Arbitrator shall have to explain his judgment in writing and his decision shall be final and binding on the Parties.

11.2.7	The Arbitrator will be required to give his decision within 30 days (thirty) after the last date on which the last session took place or the last date on which any of the Parties had to furnish any document whatsoever to the other and/or to the Arbitrator (whether he furnished it or not), all whichever is the later.

11.2.8	In any event, the duration that elapses from the date of appointing the Arbitrator and giving his judgment shall not be longer than 90 (ninety) days.

The Parties’ signatures on this Agreement are as if on the Arbitration Agreement.

11.3	Subject to the aforementioned, the District Court in Tel Aviv shall have the exclusive local judicial competence in all matters relating to this Agreement.

12.	Miscellaneous

12.1	The Parties undertake to vote and instruct their representatives to vote at the General Meetings and Company Board of Directors Meetings in a manner that would give relevance and force to the provisions in this Agreement.

12.2	The Parties must adopt all additional measures necessary for the purposes of implementing and executing this Agreement in letter and spirit and must sign any necessary document to this purpose.

12.3	This Agreement expresses the full and exhaustive agreement between the Parties regarding the subjects and matters discussed herein and it replaces and annuls any presentation, negotiations, custom, draft, memorandum of understanding, proposals, conclusions of discussions, letters of intent and/or commitment and any other document that prevailed or were changed (whether in writing or oral) on the aforementioned subject and matters, between the Parties, prior to signing this Agreement. The Parties or any of them shall not be entitled to rely on any presentation, agreement, negotiations, custom, draft, proposals, conclusions of any discussion, letters of intent and/or commitment and/or any other document as aforementioned, unless they are included in this Agreement or its Appendices explicitly or were adopted or there was a referral to them in this Agreement or its Appendices. It must be expressly clarified that previous drafts of this Agreement and/or its Appendices and any previous memorandum of understanding between the Parties will not serve for the purposes of interpreting this Agreement.

12.4	Any amendment, change or addendum to this Agreement shall only be valid if made in writing and signed by all the Parties to the Agreement.

12.5	If any provision whatsoever in this Agreement is annulled by any judicial level whatsoever or declared as lacking any force for any reason whatsoever, the other provisions in this Agreement shall remain in force.

12.6	A notice sent pursuant to this Agreement to any of the Parties (or their substitutes) must be sent by personal delivery only to the Parties’ addresses as detailed in this Agreement and, should a party to whom the notice was sent refused to accept it, another two attempts must be made to furnish that Party and, if unsuccessful, the notice must be adhered to the entrance door of his home and, if that Party does not still reside at the address specified in this Agreement, the notice must be furnished to the address specified at the Ministry of the Interior. It must be clarified that a Party who received a notice in practice through any other means (such as electronic mail) and confirmed its receipt in writing (for example by return electronic mail), his contention as to not having received the notice only because it was not furnished to him by personal delivery, will not be heard.

In witness whereof, the Parties of hereunto set their signatures at the aforementioned location and date:

Rani Zim Holdings (Pty.) Ltd. Co. No: 51-418830-9 [signature] Zim	Brenmiller Energy Ltd. C.N. 514720374 [signature] Brenmiller

Yolan Properties and Investments (Pty.) Ltd. Co. No 512713603 [signature] Yolan	[signature] Yoram

This is a translation into English of the official Hebrew version of the Incorporation Certificate of Rani Zim Sustainable Energy Ltd. In the event of a conflict between the English and Hebrew texts, the Hebrew text shall prevail.

Appendix 4.1

Incorporation Certificate

RANI ZIM SUSTAINABLE ENERGY LTD

No. 516524915

This certificates that the Company:

Has been incorporated and registered on January 3, 2022, B’ Shvat 5782

In accordance with the Companies Law 5759 – 1999m as a limited company

Given in Jerusalem on:
January 4, 2022
B’ Shvat 5782
Ministry of Justice
The register of companies and partnerships
[seal]

The Corporations Authorities
[seal]

Sigal Golan Atir, Adv.
Corporations Registrar

By: Adar Ohayon Aviv, Adv.